Exhibit 99.1
NEWS RELEASE

Contacts:	Volcom, Inc.	PondelWilkinson Inc.
	Doug Collier	Rob Whetstone (310) 279-5963; rwhetstone@pondel.com
	Chief Financial Officer	Wade Huckabee (310) 279-5971; whuckabee@pondel.com
(949) 646-2175
VOLCOM REPORTS 58 PERCENT INCREASE IN OPERATING INCOME TO
$15.4 MILLION ON RECORD QUARTERLY REVENUES OF $51.2 MILLION
COSTA MESA, CA — October 26, 2005 — Volcom, Inc. (NASDAQ: VLCM) today announced that for the third quarter ended September 30, 2005 total revenues increased 38% to $51.2 million, compared with $37.2 million in the third quarter of 2004. Gross profit as a percentage of total revenues increased to 51% for the third quarter of 2005 from 48% in the third quarter of 2004.
Operating income for the third quarter of 2005 increased 58% to $15.4 million, compared with $9.8 million for the third quarter of 2004. Operating margin increased to 30% for the third quarter of 2005 from 26% in the third quarter of 2004 and 21% in the second quarter of 2005. Considering the change in tax status described below, the company believes that evaluating operating income for quarter-over-quarter comparisons is more reflective of its performance than are net income comparisons.
In connection with the completion of its initial public offering, the company changed its tax status from an S corporation to a C corporation. As a result, the company recorded a provision for income taxes for the third quarter of 2005 using a 29.8% tax rate, which reflects the rate necessary to bring the year-to-date provision for income taxes in line with the company’s estimated annual effective tax rate of 27.3%. The 29.8% tax rate for the third quarter of 2005 compares to a 1.5% tax rate for the third quarter of 2004 when the company was treated as an S corporation.
Net income for the third quarter of 2005, which includes a provision for income taxes using a 29.8% tax rate, increased to $11.3 million, or $0.47 per diluted share. Net income for the third quarter of 2004, which includes a provision for income taxes using a 1.5% tax rate, totaled $10.1 million, or $0.52 per diluted share.
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Richard Woolcott, Volcom’s president and chief executive officer, said, “The third quarter was a great quarter for Volcom. We continued our momentum during the quarter and are pleased to report both strong sales growth and margin.” Woolcott added, “We continue to focus our efforts on building our brand worldwide, supporting our core boardsport retailers and delivering quality products on time.”
2005 Outlook
Based on the company’s results for the first three quarters of 2005 and current visibility on the balance of the year, the company has increased its guidance for full year revenue growth. The company now expects 2005 annual revenue growth of 39% to 41% compared with 2004, up from the previous guidance of 34% to 37% growth announced at the end of the second quarter. The company also expects an annual operating margin of approximately 24% for 2005. Volcom currently plans to address 2006 guidance when it reports its fourth quarter and full year 2005 financial results.
In putting forth this outlook, the company reminds investors of the complexity of accurately assessing future revenue growth given the difficulty in predicting fashion trends and consumer preferences, boardsports popularity and participation rates, general economic conditions and the impact of trade safeguards with China.
The company anticipates the total shares outstanding at December 31, 2005 will be approximately 24.4 million.
About Volcom, Inc.
Volcom is an innovative designer, marketer and distributor of premium quality young mens and womens clothing, accessories and related products. The Volcom brand, symbolized by The Stone , is athlete-driven, creative and forward thinking. Volcom has consistently followed its motto of “youth against establishment,” and the brand is inspired by the energy of youth culture. Volcom branded products are sold throughout the United States and internationally. Volcom’s news announcements and SEC filings are available through the company’s website at www.volcom.com.
Safe Harbor Statement
Certain statements in this press release and oral statements made from time to time by representatives of the company are forward-looking statements for purposes of the safe harbor provisions of The Private Securities
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Litigation Reform Act of 1995, including statements in connection with or related to any discussion of or reference to our future operations, opportunities or financial performance. In particular, statements regarding our guidance, outlook for future business, financial performance, customer demand, growth and profitability all constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, including, without limitation, changes in fashion trends and consumer preferences, boardsports popularity and participation rates, general economic conditions and the impact of trade safeguards with China, and additional factors which are detailed in our filings with the Securities and Exchange Commission, including the Risk Factors contained in our Form 10-Q for the quarter ended June 30, 2005 available at www.sec.gov.
Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Volcom is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.
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VOLCOM, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues:
Product revenues	$50,096	$36,285	$116,259	$80,861
Licensing revenues	1,096	928	2,477	1,956

Total revenues	51,192	37,213	118,736	82,817
Cost of goods sold	25,082	19,312	57,522	42,343

Gross profit	26,110	17,901	61,214	40,474
Selling, general and administrative expenses	10,669	8,107	32,090	22,440

Operating income	15,441	9,794	29,124	18,034
Other (expense) income:
Interest expense, net	463	(1)	461	(5)
Dividend income from cost method investee	—	—	11	—
Foreign currency gain loss	171	18	54	(52)

Total other (expense) income	634	17	526	(57)

Income before provision for income taxes	16,075	9,811	29,650	17,977
Provision for income taxes	4,783	139	7,797	271

Net income before equity in earnings of investee	11,292	9,672	21,853	17,706
Equity in earnings of investee	—	431	331	663

Net income	$11,292	$10,103	$22,184	$18,369

Net income per share:
Basic	$0.47	$0.53	$1.07	$0.96
Diluted	$0.47	$0.52	$1.06	$0.94
Weighted average shares outstanding:
Basic	23,939,141	19,170,705	20,762,988	19,132,694
Diluted	24,065,665	19,535,137	20,998,798	19,534,364
Pro forma net income data:
Income before provision for income taxes, as reported	$16,075	$9,811	$29,650	$17,977
Pro forma provision for income taxes	6,551	3,998	12,217	7,596

Pro forma net income before equity in earnings of investee	9,524	5,813	17,433	10,381
Equity in earnings of investee	—	431	331	663

Pro forma net income	$9,524	$6,244	$17,764	$11,044

Pro forma net income per share:
Basic	$0.40	$0.33	$0.86	$0.58
Diluted	$0.40	$0.32	$0.85	$0.57
Pro forma weighted average shares outstanding:
Basic	23,939,141	19,170,705	20,762,988	19,132,694
Diluted	24,065,665	19,535,137	20,998,798	19,534,364

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VOLCOM, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share data)

	September 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$65,687	$10,359
Accounts receivable — net of allowances	27,781	16,680
Inventories	11,566	5,620
Prepaid expenses and other current assets	942	483
Deferred income taxes	540	9

Total current assets	106,516	33,151

Property and equipment — net	3,402	1,063
Investments in unconsolidated investees	298	1,627
Other assets	98	45

Total assets	$110,314	$35,886

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,906	$4,893
Accrued expenses and other current liabilities	3,026	1,132
Income taxes payable	4,466	—
Current portion of capital lease obligations	71	85

Total current liabilities	14,469	6,110

Long-term capital lease obligations	202	256
Deferred income taxes	121	18
Stockholders’ equity:
Common stock	24	19
Additional paid-in capital	84,385	1,081
Retained earnings	11,113	28,133
Other comprehensive income	—	269

Total stockholders’ equity	95,522	29,502

Total liabilities and stockholders’ equity.	$110,314	$35,886

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VOLCOM, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Nine Months Ended
	June 30,
	2005	2004
Cash flows from operating activities:
Net income	$22,184	$18,369
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	406	230
Equity in earnings of investee	(331)	(436)
Provision for doubtful accounts	89	65
Loss on disposal of property and equipment	30	—
Tax benefits related to exercise of stock options	2,833	—
Stock-based compensation	145	23
Deferred income taxes	(428)	2
Changes in operating assets and liabilities:
Accounts receivable	(11,190)	(8,549)
Inventories	(5,946)	(1,537)
Prepaid expenses and other current assets	(459)	(296)
Other assets	(53)	(9)
Accounts payable	2,013	927
Accrued expenses	1,894	1,222
Income taxes payable	4,466	(15)

Net cash provided by operating activities	15,653	9,996

Cash flows from investing activities:
Purchase of property and equipment	(2,775)	(478)
Proceeds from sale of equity method investee	1,391	—
Purchase of additional shares in cost method investee	—	(261)

Net cash used in investing activities	(1,384)	(739)

Cash flows from financing activities:
Principal payments capital lease obligations	(68)	(43)
Proceeds from initial public offering, net of offering costs	80,131	—
Proceeds from exercise of stock options	200	5
Distributions to stockholders	(39,204)	(11,375)

Net cash provided by (used in) financing activities	41,059	(11,413)

Net decrease in cash and cash equivalents	55,328	(2,156)
Cash and cash equivalents — Beginning of period	10,359	5,079

Cash and cash equivalents — End of period	$65,687	$2,923